Press Release

FOR IMMEDIATE RELEASE

Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-288-2851; cell: 412-335-9488;

Neil.cotiaux@fhlb-pgh.com

WINNERS DECLARED IN BOARD ELECTIONS AT FHLBANK PITTSBURGH

PITTSBURGH, PA, December 3, 2007 – The Board of Directors of the Federal Home Loan Bank (FHLBank) of Pittsburgh has declared the winners of recent Board elections. The Board took the action on November 28, 2007.

New and Re-elected Directors

Glenn B. Marshall was elected to the Board for a three-year term. Mr. Marshall is President and Chief Executive Officer of First Resource Bank, Exton, PA. He has more than 25 years of banking experience. Mr. Marshall graduated from Drexel University with a bachelor’s degree in Accounting and Marketing. He also holds a Master’s degree from St. Joseph’s University with a concentration in Finance and Banking. Mr. Marshall is the Chairman of the Audit Committee of West Whiteland Township, is a member of the Pension Board of West Whiteland Township and is a member of the Radnor Hunt Foundation.

Five candidates had competed for election to the open Pennsylvania seat.

In Delaware and West Virginia, voting did not occur because incumbent Directors were unopposed. David R. Gibson, Executive Vice President and Chief Financial Officer of Wilmington Trust Company, Wilmington, DE, and H. Charles Maddy III, President and Chief Executive Officer of Summit Financial Group, Inc., Moorefield, WV, were re-elected to three-year terms.

New Chair and Vice Chair

Dennis S. Marlo was elected Chairman of the Board at FHLBank Pittsburgh. Mr. Marlo, who is Executive Vice President of Sovereign Bank, Wyomissing, PA, was elected to succeed the outgoing FHLBank Chair, Marvin N. Schoenhals, Chairman of WSFS Financial Corporation and Wilmington Savings Fund Society, FSB, Wilmington, DE, whose term as a Director expires at year-end.

H. Charles Maddy III was elected Vice Chair of the Board. Mr. Maddy succeeds Mr. Marlo as Vice Chair.

Public Interest Directors

As previously announced, the Federal Housing Finance Board has appointed Walter D’Alessio, Vice Chair of North Marq Capital, and John K. Darr, who is retiring as Chief Executive Officer and Managing Director of the FHLBank System’s Office of Finance, as Public Interest Directors at FHLBank Pittsburgh.

Messrs. D’Alessio and Darr replace former West Virginia Gov. Cecil H. Underwood and Basil R. Battaglia, whose terms expired.

Returning Directors

Returning members of FHLBank Pittsburgh’s Board of Directors are: Patrick A. Bond, Rev. Luis A. Cortés Jr., Brian A. Hudson, Edward J. Molnar, Sarah E. Peck, Paul E. Reichart and Patrick J. Ward. In addition, David W. Curtis and Gerard M. Thomchick continue to serve the Board as non-voting advisory members.

About FHLBank Pittsburgh

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars and enjoys a triple-A rating. It currently has 331 members in its district of Delaware, Pennsylvania and West Virginia and holds approximately $95.2 billion in assets as of September 30, 2007. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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